Exhibit 99.1

NEWS RELEASE for October 4, 2007 at 6:00 am EDT

CLARIENT NAMES MICHAEL J. PELLINI, M.D.
CHIEF OPERATING OFFICER

Organizational Changes to Facilitate Profitable Growth

Aliso Viejo, CA, October 4, 2007 – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced that life sciences and laboratory executive veteran Michael J. Pellini, M.D. has been named Chief Operating Officer, effective immediately. Dr. Pellini will report directly to President and Chief Executive Officer Ronald A. Andrews, Jr.

Dr. Pellini, 41, Vice President of Life Sciences at Safeguard Scientifics, will provide his operational expertise to Clarient during an important time in the company’s history. Leveraging his business and medical expertise to evaluate growth opportunities and provide strategic guidance and support to Clarient, Dr. Pellini will also specifically focus on establishing scalable processes to insure the company can continue to support its rapid growth in the most efficient way possible.

“Mike is a very important addition to our senior management team and will help us oversee and manage the rapid growth and market expansion that we are currently experiencing,” Andrews said. “As a member of Clarient’s Board of Directors, he has helped our executive team to identify various ways to continue our growth towards profitability while we capitalize on our new biomarker strategy. His knowledge of comprehensive molecular and pathology services, his experience in genomics, and, of course, his training as a medical doctor, will add significant value and allow me to focus on our continued growth through new novel marker endeavors as well as other strategic opportunities. I look forward to working closely with him and to the continual evolution of our organization as we move to the next level.”

Prior to joining Safeguard, Dr. Pellini was Chief Operating Officer at Lakewood Pathology Associates, Inc., a Lakewood, NJ-based national anatomical pathology company. From 1999 to 2004 Dr. Pellini served as President and CEO of Genomics Collaborative Inc., a Boston, MA-based biotech firm that was acquired by SeraCare Life Sciences, Inc. in 2004. He is also a former Entrepreneur in Residence at BioAdvance, the Biotechnology Greenhouse of Southeastern Pennsylvania, where he was responsible for reviewing and evaluating seed stage investment proposals.

Dr. Pellini earned a bachelor’s degree from Boston College, an MBA from Drexel University and his MD from Jefferson Medical College of Thomas Jefferson University. Dr. Pellini will remain a member of Clarient’s Board of Directors. The Company expects his tenure as COO to last through the second quarter of 2008.

In other senior management moves, Clarient also announced that Karen K. Garza, Senior Vice President, Strategic Planning and Business Development, and Jose de la Torre-Bueno, PhD., Senior Vice President and Chief Technology Officer, will be leaving the company following an interim period of transitional consulting. Andrews said that both Garza and Torre-Bueno have played critical roles in the formation, transformation, growth and success of Clarient. “On behalf of the entire Clarient team, I want to thank Karen and Jose for their tireless efforts and wish them both the best in future endeavors,” Andrews concluded.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE), a holding company, builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. Safeguard participates in growth buyout financings, including corporate spin-outs and management buyouts, expansion financings, industry consolidations and early-stage financings.  www.safeguard.com

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to successfully implement the management changes described above, the Company’s ability to continue to develop and expand its diagnostic services business, the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities, the continuation of favorable third party payer reimbursement for laboratory tests, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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Allen & Caron, Inc.	BPC Financial Marketing
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